Exhibit 10.9

July 10, 2014

Ms. Susan Ostrowski

Dear Susan:

I am very pleased to extend you an offer to join The Female Health Company (the "Company") in the position of Executive Vice President of New Business Development.  You would join the Company in such position on July 10, 2014 (the "start date") if you return a signed copy of this letter to me by the start date.  The position carries the responsibilities that have been described to you including direction and management of the sales, marketing, and sales support functions of the Company.  You will manage the existing U.S. sales support team and the global SUPPORT team and a new sales function to be developed by you. You will be a member of and participate in the Company’s Executive Operating Committee and as such, will help to develop and drive the overall Company strategy and implementation plan.  You will report directly to me as the Company President and CEO.

The specifics of our offer include the following:

Annual Base Salary:	$209,280

Hiring Bonus:

A grant of 12,000 shares of restricted stock under the Company’s Stock Incentive Plan on the start date.  The restriction will lapse and shares will vest on April 1, 2015.  A second grant of 12,000 shares of restricted stock on the first anniversary of your start date if you continue to be employed which will vest 12 months after the grant date.

Bonus:

You will be eligible to receive a bonus of 25,000 shares of common stock, or at the Company’s option the cash equivalent of such shares, based on the average closing price of the Company’s stock on the last ten trading days of each fiscal year, contingent on the Company achieving its plan for each fiscal year.

Insurance:	You will be immediately eligible to participate in the U.S. health, dental, vision, disability and life insurance programs of which the premiums are fully paid by the Company.

Simple IRA Program:

You will also be immediately eligible to participate in the Simple IRA program offered by the Company.  The Company offers a matching contribution for up to 3% of the value of your annual base salary based on your own participation elections.

Vacation:	You will receive four weeks paid time off per year. Holidays are as defined for US employees.

Expenses:

The Company will reimburse you for all reasonable and documented expenses associated with your position for the Company.  The Company policy is that we travel economy class unless prior approval is given to travel business class on an international flight.

Additional Benefits:	As a member of the Executive Operating Committee you will be covered by the Company’s Change in Control Agreement, which will be executed as of the start date.

The Female Health Company is making a significant contribution to the health of women around the world.  You will be contributing and playing a key role in driving the future success of the Company.  I am certain you will be successful in this role and look forward to having you as a member of the team.

If the terms and conditions of this offer are acceptable to you, please sign the copy of this letter in the space indicated and return to me by Monday, July 10, 2014.  Subject to your execution of this letter, as of the start date, the Consulting Agreement dated as of April 14, 2014, between you and the Company shall be terminated.

Yours truly,

/s/  Karen King

Karen King

President and CEO

The Female Health Company

Accepted by: /s/  Susan OstrowskiDate:  7/11/14